Exhibit 99.1

NEWS RELEASE

Contacts:

Fernando Vivanco	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-3780	+1-763-505-4626

FOR IMMEDIATE RELEASE

MEDTRONIC REPORTS FIRST QUARTER FINANCIAL RESULTS

▪	Revenue of $7.390 Billion Grew 3% as Reported; 4% at Constant Currency

▪	GAAP Diluted EPS of $0.74; Q1 Non-GAAP Diluted EPS of $1.12

▪	GAAP Operating Margin Improved 250bps; Non-GAAP Operating Margin Improved 50bps at Constant Currency

▪	Company Reiterates Full Year Revenue and EPS Guidance

DUBLIN - August 22, 2017 - Medtronic plc (NYSE: MDT) today announced financial results for its first quarter of fiscal year 2018, which ended July 28, 2017.

The company reported first quarter worldwide revenue of $7.390 billion, compared to the $7.166 billion reported in the first quarter of fiscal year 2017, an increase of 3 percent, or 4 percent on a constant currency basis. Foreign currency had a negative $33 million impact on first quarter revenue. As reported, first quarter GAAP net income and diluted earnings per share (EPS) were $1.016 billion and $0.74, respectively. As detailed in the financial schedules included through the link at the end of this release, first quarter non-GAAP net income and diluted EPS were $1.541 billion and $1.12, an increase of 7 percent and 9 percent, respectively. After adjusting for the negative 2 cent impact from foreign currency, non-GAAP diluted EPS increased 11 percent.

First quarter U.S. revenue of $4.042 billion represented 55 percent of company revenue and increased 1 percent. Non-U.S. developed market revenue of $2.313 billion represented 31 percent of company revenue and increased 4 percent, or 5 percent on a constant currency basis. Emerging market revenue of $1.035 billion represented 14 percent of company revenue and increased 11 percent, or 12 percent on a constant currency basis.

“The strength of our diversification and solid underlying performance of our businesses, combined with the stable growth of our end markets, enabled us to manage the impact of a global IT system disruption and temporary Diabetes sensor supply constraint,” said Omar Ishrak, Medtronic chairman and chief executive officer. “While these temporary issues had affected first quarter revenue growth, we continued to drive operating margin expansion. This resulted in double-digit constant currency EPS growth, consistent with our long-term expectations.”

Cardiac and Vascular Group
The Cardiac and Vascular Group (CVG) includes the Cardiac Rhythm & Heart Failure (CRHF), Coronary & Structural Heart (CSH), and Aortic & Peripheral Vascular (APV) divisions. CVG worldwide first quarter revenue of $2.646 billion increased 5 percent, or 6 percent on a constant currency basis. CVG revenue performance was driven by strong, balanced growth across all three divisions.

▪
CRHF first quarter revenue of $1.390 billion increased 4 percent, or 5 percent on a constant currency basis. Arrhythmia Management growth was driven by high-teens growth in AF Solutions on a constant currency basis, increased penetration of the Micra® transcatheter pacing system, strong adoption of the TYRX™ absorbable antibacterial envelope, and continued global demand for the Reveal LINQ® insertable cardiac monitor. Heart Failure growth was driven by strong demand for Medtronic’s recently launched portfolio of quadripolar cardiac resynchronization therapy-pacemakers (CRT-P), as well as growth in left ventricular assist devices (LVAD) as the business accelerates sales resulting from the company’s second quarter fiscal year 2017 acquisition of HeartWare International, Inc.

▪
CSH first quarter revenue of $817 million increased 7 percent, or 8 percent on a constant currency basis, led by high-thirties growth on a constant currency basis in transcatheter aortic valves as a result of strong customer adoption of the CoreValve® Evolut® PRO platform in the U.S. and continued demand for the CoreValve® Evolut® R 34mm valve in the U.S. and Europe.

▪
APV first quarter revenue of $439 million increased 4 percent, or 5 percent on a constant currency basis. Aortic growth was led by the continued strength of the Endurant® IIs aortic stent graft and solid adoption of the Heli-FX® EndoAnchor® System. Peripheral was driven by low-double digit growth in both atherectomy and drug-coated balloons.

Minimally Invasive Therapies Group
The Minimally Invasive Therapies Group (MITG) includes the Surgical Solutions and the Patient Monitoring & Recovery (PMR) divisions. MITG worldwide first quarter revenue of $2.486 billion increased 3 percent on both a reported and constant currency basis. MITG first quarter revenue growth reflected mid-single digit growth in Surgical Solutions and low-single digit growth in PMR.

▪
Surgical Solutions first quarter revenue of $1.399 billion increased 4 percent on both a reported and constant currency basis, driven by new products in Advanced Stapling and Advanced Energy, including endo stapling specialty reloads, the Signia™ powered stapler, and LigaSure™ vessel sealing instruments.

▪
PMR first quarter revenue of $1.087 billion increased 1 percent on both a reported and constant currency basis, driven by sales of Nellcor™ pulse oximetry products, the Capnostream™ capnography monitors, and growth in capnography disposables. These product lines, along with airway and ventilation products, remain with Medtronic following the sale of a portion of the company’s PMR division to Cardinal Health at the beginning of the second quarter. This is the last quarter of reporting revenue for the recently divested Patient Care, Deep Vein Thrombosis (Compression), and Nutritional Insufficiency (Enteral Feeding) businesses.

Restorative Therapies Group
The Restorative Therapies Group (RTG) includes the Spine, Brain Therapies, Specialty Therapies, and Pain Therapies divisions. RTG worldwide first quarter revenue of $1.809 billion increased 2 percent on both a reported and constant currency basis. Group results were driven by high-single digit growth in Brain Therapies, mid-single digit growth in Specialty Therapies, and low-single digit growth in Spine, offsetting declines in Pain Therapies.

▪
Spine first quarter revenue of $649 million increased 1 percent on both a reported and constant currency basis. Core Spine grew in the low-single digits on a constant currency basis, driven in part by the focus on “Speed-to-Scale” product launches and high-single digit growth in Other Biologics.

▪
Brain Therapies revenue of $522 million increased 7 percent on both a reported and constant currency basis, with strength in Neurovascular and Neurosurgery. Neurovascular grew in the high-teens with double-digit growth across all geographies on a constant currency basis, driven by strength in sales of the Solitaire™ family of revascularization devices and continued adoption of Axium™ Prime Extra Soft detachable coils. Neurosurgery grew in the high-single digits on a constant currency basis, driven by strong sales of the recently launched StealthStation™ S8 surgical navigation system in the U.S. and Europe.

▪
Specialty Therapies revenue of $369 million increased 4 percent on both a reported and constant currency basis. All three businesses contributed to growth, with Transformative Solutions (formerly Advanced Energy) growing in the high-single digits, ENT growing in the mid-single digits, and Pelvic Health growing in the low-single digits, all on a constant currency basis.

▪
Pain Therapies revenue of $269 million decreased 5 percent, or 4 percent on a constant currency basis. Pain Therapies had high-single digit constant currency declines in Spinal Cord Stimulation as the business faced competitive pressures, partially offset by low-single digit constant currency growth in Interventional Pain.

Diabetes Group
The Diabetes Group includes the Intensive Insulin Management (IIM), Diabetes Service & Solutions (DSS), and Non-Intensive Diabetes Therapies (NDT) divisions. Diabetes Group worldwide first quarter revenue of $449 million decreased 1 percent on both a reported and constant currency basis. The group is experiencing strong global demand for its new sensor-augmented insulin pump systems, but is temporarily affected by the previously disclosed limited supply of continuous glucose monitor (CGM) sensors. The group’s differentiated strategy of moving toward fully closed loop systems, including the recent U.S. launch of the first hybrid closed loop system, the MiniMed® 670G, has led to increased demand and adoption of its sensor-augmented insulin pumps. The additional demand has resulted in fulfillment prioritization to the existing installed based, including MiniMed® 670G Priority Access Program customers, affecting sales of sensor-augmented pumps to new customers in the near-term. In addition, strong customer enrollment in its Priority Access Program is also temporarily affecting revenue growth.

▪
IIM declined in the low-single digits on a constant currency basis with mid-teens declines in the U.S. reflecting the temporarily limited supply of sensors. The division delivered high-teens constant currency growth in international markets due to strong adoption of CGM sensors and the continued strength of the MiniMed® 640G system.

▪
DSS grew in the low-single digits on a constant currency basis driven by a return to growth in the U.S. from patient engagement programs, as well as continued international growth, supported by the Guardian® Connect mobile CGM system.

▪
NDT declined mid-single digits on a constant currency basis. The division grew in the low-double digits in the U.S. on sales to primary care physicians of the iPro®2 Professional CGM technology with Pattern Snapshot.

IT System Disruption
On June 27, 2017, the company filed its annual report on Form 10-K for fiscal year 2017 and on July 17, 2017, the company furnished a current report on Form 8-K, each of which disclosed an IT system disruption that occurred the week of June 19, 2017, impacting Medtronic’s customer ordering, distribution, and manufacturing processes globally. The underlying technical issue was identified and corrective measures were taken to restore the system. The company responded over the course of the quarter to fulfill backlog orders taken during the IT disruption. A third-party analysis has confirmed the root cause of the system disruption and the company is taking appropriate actions to prevent this type of event from happening in the future. While the ultimate impact of the IT disruption did have some impact on the company’s overall performance for the quarter, it was not material to Medtronic’s quarterly revenue or EPS.

Guidance
The company’s guidance is given on a comparable, constant currency basis, which accounts for the divestiture of certain businesses in its Patient Monitoring & Recovery division by removing the financial impact of these businesses from the second, third, and fourth quarters of fiscal year 2017, as well as removing the impact of foreign currency. In fiscal year 2018, the company expects comparable, constant currency revenue growth to be in the range of 4 to 5 percent. While the impact of foreign currency remains fluid, if current exchange rates remain similar for the remainder of the fiscal year, the company’s revenue would be positively affected by approximately $380 million to $480 million for the fiscal year, including an approximate $25 to $75 million positive impact in the second fiscal quarter.

In fiscal year 2018, the company expects diluted non-GAAP EPS growth to be in the range of 9 to 10 percent on a comparable, constant currency basis. Assuming current exchange rates remain similar for the rest of the year, the company’s non-GAAP EPS would be affected by an approximate negative $0.03 to positive $0.01, including an approximate $0.00 to positive $0.02 impact in the second fiscal quarter.

“Looking ahead, we have now entered a period of clear acceleration in our innovation cycle, and we expect to see increasing momentum coming from several new product launches over the balance of the fiscal year,” said Ishrak. “Delivering innovative medical technology, such as our Micra® Transcatheter Pacing System and MiniMed® 670G Insulin Pump System, expanding in markets and geographies around the world, leading the shift to value-based healthcare, and purposefully deploying our capital are the foundations of our sustainable and diversified growth platform, positioning us to create value for patients, healthcare systems, and our shareholders.”

Webcast Information
Medtronic will host a webcast today, August 22, at 8:00 a.m. EDT (7:00 a.m. CDT) to provide information about its businesses for the public, analysts, and news media. This quarterly webcast can be accessed by clicking on the Investor Events link at investorrelations.medtronic.com and this earnings release will be archived at newsroom.medtronic.com. Medtronic will be live tweeting during the webcast on our Newsroom Twitter account, @Medtronic. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Investor Events link at investorrelations.medtronic.com.

Financial Schedules
To view the first quarter financial schedules and non-GAAP reconciliations, click here. To view the first quarter earnings presentation, click here. Both documents can also be accessed by visiting newsroom.medtronic.com.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies - alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 84,000 people worldwide, serving physicians, hospitals and patients in approximately 160 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements, which are subject to risks and uncertainties, including those described in Medtronic’s periodic reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”). Anticipated results only reflect information available to Medtronic at this time and may differ from actual results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release. Certain information in this press release includes calculations or figures that have been prepared internally and have not been reviewed or audited by our independent registered public accounting firm, including but not limited to, certain information in the financial schedules accompanying this press release. Use of different methods for preparing, calculating or presenting information may lead to differences and such differences may be material.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures and guidance, including revenue and growth rates on a constant currency basis, net income, and diluted EPS, all of which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. Unless otherwise noted, all revenue amounts given in this press release are stated in accordance with U.S. generally accepted accounting principles (GAAP). References to quarterly figures increasing or decreasing are in comparison to the first quarter of fiscal year 2017.

Medtronic management believes that in order to properly understand its short-term and long-term financial trends, including period over period comparisons of the company’s operations, investors may find it useful to exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP, and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.

Medtronic calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking revenue growth and EPS projections exclude the impact of foreign currency fluctuations. Forward-looking non-GAAP EPS guidance also excludes other potential charges or gains that would be recorded as Non-GAAP Adjustments to earnings during the fiscal year. Medtronic does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, we believe such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

-end-

View FY18 First Quarter Financial Schedules & Non-GAAP Reconciliations
View FY18 First Quarter Earnings Presentation

MEDTRONIC PLC
WORLD WIDE REVENUE
(Unaudited)

	FIRST QUARTER AS REPORTED			FIRST QUARTER CONSTANT CURRENCY ADJUSTED
(in millions)	FY18 Q1	FY17 Q1	Reported Growth	Currency Impact on Revenue	FY18 Q1	Constant Currency Growth (1)
Cardiac & Vascular Group	$2,646	$2,518	5%	$(12)	$2,658	6%
Cardiac Rhythm & Heart Failure	1,390	1,334	4	(7)	1,397	5
Coronary & Structural Heart	817	762	7	(3)	820	8
Aortic & Peripheral Vascular	439	422	4	(2)	441	5

Minimally Invasive Therapies Group	2,486	2,424	3	(14)	2,500	3
Surgical Solutions	1,399	1,348	4	(9)	1,408	4
Patient Monitoring & Recovery	1,087	1,076	1	(5)	1,092	1

Restorative Therapies Group	1,809	1,772	2	(7)	1,816	2
Spine	649	645	1	(3)	652	1
Brain Therapies	522	489	7	(2)	524	7
Specialty Therapies	369	356	4	(1)	370	4
Pain Therapies	269	282	(5)	(1)	270	(4)

Diabetes Group	449	452	(1)	—	449	(1)

TOTAL	$7,390	$7,166	3%	$(33)	$7,423	4%
See description of non-GAAP financial measures at the end of the earnings press release.

(1) Constant currency growth, a non-GAAP financial measure, measures the change in revenue between current and prior year periods using average exchange rates in effect during the applicable prior year period.

MEDTRONIC PLC
U.S.(1) REVENUE
(Unaudited)

	FIRST QUARTER AS REPORTED
(in millions)	FY18 Q1	FY17 Q1	Reported Growth
Cardiac & Vascular Group	$1,333	$1,297	3%
Cardiac Rhythm & Heart Failure	765	758	1
Coronary & Structural Heart	316	294	7
Aortic & Peripheral Vascular	252	245	3

Minimally Invasive Therapies Group	1,245	1,235	1
Surgical Solutions	586	577	2
Patient Monitoring & Recovery	659	658	—

Restorative Therapies Group	1,221	1,207	1
Spine	454	452	—
Brain Therapies	294	278	6
Specialty Therapies	280	274	2
Pain Therapies	193	203	(5)

Diabetes Group	243	263	(8)

TOTAL	$4,042	$4,002	1%

(1) U.S. includes the United States and U.S. territories.

MEDTRONIC PLC
WORLD WIDE REVENUE: GEOGRAPHIC(2)
(Unaudited)

	FIRST QUARTER AS REPORTED			FIRST QUARTER CONSTANT CURRENCY ADJUSTED
(in millions)	FY18 Q1	FY17 Q1	Reported Growth	Currency Impact on Revenue	FY18 Q1	Constant Currency Growth (1)
U.S.	$1,333	$1,297	3%	$—	$1,333	3%
Non-U.S. Developed	887	829	7	(9)	896	8
Emerging Markets	426	392	9	(3)	429	9
Cardiac & Vascular Group	2,646	2,518	5	(12)	2,658	6

U.S.	1,245	1,235	1	—	1,245	1
Non-U.S. Developed	865	863	—	(13)	878	2
Emerging Markets	376	326	15	(1)	377	16
Minimally Invasive Therapies Group	2,486	2,424	3	(14)	2,500	3

U.S.	1,221	1,207	1	—	1,221	1
Non-U.S. Developed	394	384	3	(5)	399	4
Emerging Markets	194	181	7	(2)	196	8
Restorative Therapies Group	1,809	1,772	2	(7)	1,816	2

U.S.	243	263	(8)	—	243	(8)
Non-U.S. Developed	167	155	8	—	167	8
Emerging Markets	39	34	15	—	39	15
Diabetes Group	449	452	(1)	—	449	(1)

U.S.	4,042	4,002	1	—	4,042	1
Non-U.S. Developed	2,313	2,231	4	(27)	2,340	5
Emerging Markets	1,035	933	11	(6)	1,041	12
TOTAL	$7,390	$7,166	3%	$(33)	$7,423	4%
See description of non-GAAP financial measures at the end of the earnings press release.

(1) Constant currency growth, a non-GAAP financial measure, measures the change in revenue between current and prior year periods using average exchange rates in effect during the applicable prior year period.
(2) U.S. includes the United States and U.S. territories. Non-U.S. developed markets include Japan, Australia, New Zealand, Korea, Canada, and the countries of Western Europe. Emerging Markets include the countries of the Middle East, Africa, Latin America, Eastern Europe, and the countries of Asia that are not included in the non-U.S. developed markets, as previously defined.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(in millions, except per share data)	July 28, 2017	July 29, 2016
Net sales	$7,390	$7,166

Costs and expenses:
Cost of products sold	2,349	2,261
Research and development expense	548	556
Selling, general, and administrative expense	2,485	2,428
Restructuring charges, net	8	94
Certain litigation charges	—	82
Acquisition-related items	44	52
Divestiture-related items	47	—
Amortization of intangible assets	454	487
Other expense, net	66	39
Operating profit	1,389	1,167

Interest income	(92)	(93)
Interest expense	286	272
Interest expense, net	194	179
Income before provision for income taxes	1,195	988
Provision for income taxes	186	59
Net income	1,009	929
Net loss attributable to noncontrolling interests	7	—
Net income attributable to Medtronic	$1,016	$929

Basic earnings per share	$0.75	$0.67

Diluted earnings per share	$0.74	$0.66

Basic weighted average shares outstanding	1,361.9	1,392.2

Diluted weighted average shares outstanding	1,375.6	1,407.1

Cash dividends declared per ordinary share	$0.46	$0.43

MEDTRONIC PLC
NET INCOME AND DILUTED EPS GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended July 28, 2017
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Provision for Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$7,390	$2,349	68.2%	$1,389	18.8%	$1,195	$1,016	$0.74	15.6%
Non-GAAP Adjustments: (2)
Restructuring charges, net	—	(5)		14		14	12	0.01	14.3
Acquisition-related items	—	(9)		53		53	39	0.03	26.4
Divestiture-related items (a)	—	—		48		48	40	0.03	16.7
Amortization of intangible assets	—	—		454		454	374	0.27	17.6
Certain tax adjustments (b)	—	—		—		—	60	0.04	—
Non-GAAP	$7,390	$2,335	68.4%	$1,958	26.5%	$1,764	$1,541	$1.12	13.0%
Foreign currency impact	33	(3)	0.2	40	0.4			0.02
Foreign Currency Adjusted	$7,423	$2,332	68.6%	$1,998	26.9%			$1.14

	Three months ended July 29, 2016
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Provision for Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$7,166	$2,261	68.4%	$1,167	16.3%	$988	$929	$0.66	6.0%
Non-GAAP Adjustments: (2)
Restructuring charges, net	—	(10)		104		104	79	0.06	24.0
Certain litigation charges	—	—		82		82	52	0.04	36.6
Acquisition-related items	—	—		52		52	39	0.03	25.0
Amortization of intangible assets	—	—		487		487	376	0.27	22.8
Certain tax adjustments, net (c)	—	—		—		—	(31)	(0.02)	—
Non-GAAP	$7,166	$2,251	68.6%	$1,892	26.4%	$1,713	$1,444	$1.03	15.7%

Year over year percent change:							Net Income	Diluted EPS
GAAP							9%	12%
Non-GAAP							7%	9%
Foreign Currency Adjusted Non-GAAP								11%
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	The data in this schedule has been intentionally rounded to the nearest $0.01 and, therefore, may not sum.

(2)	Non-GAAP adjustments relate to charges or benefits that management believes may or may not recur with similar materiality or impact on results in future periods.

(a)	The transaction expenses incurred in connection with the divestiture of a portion of our Patient Monitoring & Recovery division to Cardinal Health.

(b)
The charges primarily relate to the tax effect from certain restructuring steps taken during the first quarter of fiscal year 2018 in anticipation of the divestiture of a portion of our Patient Monitoring & Recovery division to Cardinal Health.

(c)
The net benefit in certain tax adjustments relates to the resolution of various tax positions from prior years and other certain tax charges recorded in connection with the redemption of an intercompany minority interest.

MEDTRONIC PLC
FIRST QUARTER SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE (SG&A), RESEARCH AND DEVELOPMENT EXPENSE (R&D), AND OTHER EXPENSE, NET ON AN ADJUSTED BASIS
(Unaudited)

	Three months ended July 28, 2017
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a Percentage of Net Sales	R&D Expense	R&D Expense as a Percentage of Net Sales	Other Expense, net	Other Expense, net as a Percentage of Net Sales
GAAP	$7,390	$2,485	33.6%	$548	7.4%	$66	0.9%
Non-GAAP Adjustments: (1)
Restructuring charges, net	—	(1)		—		—
Divestiture-related items (a)	—	(1)		—		—
Non-GAAP	7,390	2,483	33.6%	548	7.4%	66	0.9%
Foreign currency impact	33	5		1		(10)
Foreign currency adjusted	$7,423	$2,488	33.5%	$549	7.4%	$56	0.8%
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	Non-GAAP adjustments relate to charges or benefits that management believes may or may not recur with similar materiality or impact on results in future periods.

(a)	The transaction expenses incurred in connection with the divestiture of a portion of our Patient Monitoring & Recovery division to Cardinal Health.

MEDTRONIC PLC
REVENUE AND OPERATING PROFIT PERCENT GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Three months ended July 28, 2017
	Revenue	Operating Profit Percent
Reported	3.1%	18.8%
Non-GAAP adjustments (1)	—	7.7
Foreign currency impact	0.5	0.4
Non-GAAP foreign currency adjusted	3.6	26.9
Impact from acquisitions	(1.4)	0.2
Adjusted	2.2%	27.1%
See description of non-GAAP financial measures at the end of the earnings press release.

(1)	Non-GAAP adjustments relate to charges or gains that management believes may or may not recur with similar materiality or impact on results in future periods.

MEDTRONIC PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	July 28, 2017	April 28, 2017
ASSETS

Current assets:
Cash and cash equivalents	$4,691	$4,967
Investments	8,397	8,741
Accounts receivable, less allowances of $168 and $155, respectively	5,784	5,591
Inventories, net	3,538	3,338
Other current assets	2,000	1,865
Current assets held for sale	369	371
Total current assets	24,779	24,873

Property, plant, and equipment	9,890	9,691
Accumulated depreciation	(5,503)	(5,330)
Property, plant, and equipment, net	4,387	4,361
Goodwill	39,142	38,515
Other intangible assets, net	23,006	23,407
Tax assets	1,598	1,509
Other assets	1,255	1,232
Noncurrent assets for sale	6,000	5,919
Total assets	$100,167	$99,816

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current debt obligations	$8,058	$7,520
Accounts payable	1,759	1,731
Accrued compensation	1,304	1,860
Accrued income taxes	717	633
Other accrued expenses	3,251	2,442
Current liabilities held for sale	59	34
Total current liabilities	15,148	14,220

Long-term debt	25,953	25,921
Accrued compensation and retirement benefits	1,663	1,641
Accrued income taxes	2,170	2,405
Deferred tax liabilities	2,610	2,978
Other liabilities	943	1,515
Noncurrent liabilities held for sale	893	720
Total liabilities	49,380	49,400

Commitments and contingencies
Shareholders’ equity:

Ordinary shares — par value $0.0001	—	—
Additional paid-in capital	28,553	29,551
Retained earnings	24,043	23,356
Accumulated other comprehensive loss	(1,924)	(2,613)
Total shareholders’ equity	50,672	50,294
Noncontrolling interests	115	122
Total equity	50,787	50,416
Total liabilities and equity	$100,167	$99,816

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in millions)	July 28, 2017	July 29, 2016
Operating Activities:
Net income	$1,009	$929
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	636	737
Amortization of debt premium, discount, and issuance costs	(10)	7
Acquisition-related items	(1)	(5)
Provision for doubtful accounts	10	9
Deferred income taxes	58	32
Stock-based compensation	92	79
Other, net	6	(85)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	(88)	196
Inventories, net	(164)	(101)
Accounts payable and accrued liabilities	(392)	(298)
Other assets and liabilities	(419)	50
Net cash provided by operating activities	737	1,550
Investing Activities:
Acquisitions, net of cash acquired	—	(12)
Additions to property, plant, and equipment	(278)	(330)
Purchases of investments	(615)	(1,044)
Sales and maturities of investments	971	1,104
Other investing activities, net	5	(2)
Net cash provided by (used in) investing activities	83	(284)
Financing Activities:
Acquisition-related contingent consideration	(3)	(11)
Change in current debt obligations, net	569	926
Issuance of long-term debt	18	33
Payments on long-term debt	(8)	(17)
Dividends to shareholders	(625)	(599)
Issuance of ordinary shares	143	214
Repurchase of ordinary shares	(1,233)	(1,763)
Other financing activities	(2)	57
Net cash used in financing activities	(1,141)	(1,160)
Effect of exchange rate changes on cash and cash equivalents	45	78
Net change in cash and cash equivalents	(276)	184
Cash and cash equivalents at beginning of period	4,967	2,876
Cash and cash equivalents at end of period	$4,691	$3,060
Supplemental Cash Flow Information
Cash paid for:
Income taxes	$417	$115
Interest	68	68